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                   Asbury Automotive Group Names Michael Kane
                     New President and CEO of Texas Platform

STAMFORD, CT, July 30, 2003 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the nation's largest automotive retail and service companies in the U.S, today announced that Michael Kane has been named president and CEO of McDavid Auto Group, based in Irving, Texas. Mr. Kane will replace current president and CEO David McDavid, who is leaving to pursue other interests.

The McDavid Auto Group is one of the best-known brands in Texas, having been in its local market for 66 years. Today, the McDavid Group consists of 11 franchises in four cities throughout Texas, with annual revenues of approximately $500 million. It is one of the largest Honda dealers in the country, with two Honda stores and two Acura stores. Asbury acquired the platform in 1998 from Mr. McDavid.

"We would like to thank Mr. McDavid for his many invaluable contributions over the years, and we wish him well in his future endeavors. David is one of the best `car guys' in the industry, and his vast knowledge and experience will be sorely missed," said Kenneth B. Gilman, president and CEO of Asbury Automotive. "Looking ahead, we feel very fortunate to have Michael Kane on board as CEO in Texas. His extensive background in automotive retailing and in the Texas marketplace, in particular, will be of great value to Asbury, and we are sure he will capitalize on the strong McDavid brand to drive increased revenues for the platform."

Mr. Kane joins Asbury from Sonic Automotive, where he was a vice president responsible for all of the company's northern California/South Bay operations. In this role, he oversaw nine dealerships, as well as the Dublin Auto Center, which together generated more than $500 million per year in revenues. Mr. Kane began his automotive retailing career in 1976 as a sales person with Don McMillan Ford in Houston. In 1980, he joined Gunn Automotive in San Antonio, Texas. He spent 20 years at Gunn, holding numerous positions across various functions, including vice president of operations from 1997-2000. He attended St. Michaels College in Burlington Vermont.


About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms operate 92 retail auto stores, encompassing 132 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury's product mix includes one of the highest proportions of luxury and mid-line import brands among leading U.S. automotive retailers. The company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, uncertainties related to pending acquisitions, including the risk that one or more pending acquisitions will fail to be completed as contemplated, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the company's registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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